Exhibit 1.2

December 18, 2017
STRICTLY CONFIDENTIAL

OpGen, Inc.
708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878

Attention: Evan Jones, Chief Executive Officer

Dear Mr. Jones:

This letter agreement (this "Agreement") constitutes the agreement between OpGen, Inc. (the "Company") and H.C. Wainwright & Co., LLC ("Wainwright"), that Wainwright shall serve as the exclusive agent or underwriter in a registered offering (the "Offering") of securities of the Company (the "Securities") during the Term (as hereinafter defined) of this Agreement (except as provided below with respect to sales under the Company's existing "at the market" offering program).  The terms of the Offering and the Securities issued in connection therewith shall be mutually agreed upon by the Company and Wainwright and nothing herein implies that Wainwright would have the power or authority to bind the Company and nothing herein implies that the Company shall have an obligation to issue any Securities.  It is understood that Wainwright's assistance in the Offering will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Wainwright deems appropriate under the circumstances and to the receipt of all internal approvals of Wainwright in connection with the transaction.  The Company expressly acknowledges and agrees that Wainwright's involvement in the Offering is strictly on a reasonable best efforts basis and that the consummation of the Offering will be subject to, among other things, market conditions.  The execution of this Agreement does not constitute a commitment by Wainwright to purchase the Securities and does not ensure a successful Offering of the Securities or the success of Wainwright with respect to securing any other financing on behalf of the Company.  Wainwright may retain other brokers, dealers, agents or underwriters on its behalf in connection with an Offering.
A. Compensation; Reimbursement.  At the closing of the Offering (each, a "Closing"), the Company shall compensate Wainwright as follows:
1.
Cash Fee.  The Company shall pay to Wainwright a cash fee, or as to an underwritten Offering an underwriter discount, equal to 6.5% of the aggregate gross proceeds raised in the Offering; provided, that, in no event shall any cash fee be paid to Wainwright in connection with sales of Securities to the entities listed on Schedule A attached hereto.

2.
Warrant Coverage.  The Company shall issue to Wainwright or its designees at each Closing, warrants (the "Wainwright Warrants") to purchase that number of shares of common stock of the Company equal to 5.0% of the aggregate number of shares of common stock placed in the Offering (and if the Offering includes a "greenshoe" or "additional investment" option component, such number of shares of common stock underlying such additional option component, with the Wainwright Warrants issuable upon the exercise of such option).  If the Securities included in the Offering are convertible, the Wainwright Warrants shall be determined by dividing the gross proceeds raised in such Offering divided by the Offering Price (as defined hereunder).  The Wainwright Warrants shall have the same terms as the warrants issued to investors in the applicable Offering, except that such Wainwright Warrants shall have an exercise price equal to 125% of the offering price per share (or unit, if applicable) in the applicable Offering and if such offering price is not available, the market price of the common stock on the date the Offering is commenced (such price, the "Offering Price").  If no warrants are issued to investors in the Offering, the Wainwright Warrants shall be in a customary form reasonably acceptable to Wainwright, have a term of five (5) years and an exercise price equal to 125% of the Offering Price.

3.
Expense Allowance.  Out of the proceeds of each Closing, the Company also agrees to pay Wainwright (a) a management fee equal to 1.0% of the gross proceeds raised in the Offering provided, that, in no event shall any management fee be paid to Wainwright in connection with sales of Securities to jVen Capital, LLC, Merck & Co., Inc., any Chinese party introduced to the Company by M.S.Q. Ventures Inc., International Finance Corporation, or any of their respective affiliates; (b) $50,000 for non-accountable expenses; (c) up to $100,000 for fees and expenses of legal counsel; plus the additional reimbursable amount payable by the Company pursuant to Paragraph D.3 hereunder; provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement.

4.	[Reserved.]
5.
Right of First Refusal.  If, from the date hereof until the 12-month anniversary following consummation of the Offering, the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness using a manager or agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as a joint book-runner, a manager, a placement agent or an agent with respect to such financing or refinancing for the same economics as the other joint book-runner, manager, placement agents or agent; provided, that Wainwright shall be entitled to at least 33% of the economics of such financing (to be increased to 50% of the economics of such financing if neither Cowen nor Leerink participates in such financings); or (b) decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent in each case other than through (i) its existing "at the market" program; (ii) any transaction with a Chinese party introduced to the Company by M.S.Q. Ventures Inc.; or (iii) any transaction with the International Finance Corporation, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as a joint book-running manager or a placement agent for such financing, for the same economics as the other joint bookrunning manager or placement agents; provided, that Wainwright shall be entitled to at least 33% of the economics of such financing (to be increased to 50% of the economics of such financing if neither Cowen nor Leerink participates in such financings). The Company and Wainwright will enter into a new engagement letter with respect to such financing having terms customary for transactions of similar type and size.  For the avoidance of doubt, (i) in no event shall Wainwright be entitled to any right of first refusal under the terms of this Agreement in the event that the Offering is not consummated during the Term (as defined below); and (ii) during the 12-month right of first refusal period provided in this Paragraph D.5, if there is a change in control of the Company (as such term is defined in its 2015 Equity Incentive Plan) pursuant to which the surviving entity is not the Company, the right of first refusal shall be terminated.  If Wainwright or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.  Wainwright hereby acknowledges that (i) the Company has a pre-existing obligation pursuant to (i) a letter agreement, dated February 26, 2016 as amended by letter dated May 10, 2016 (the "Cowen Engagement Letter"), between the Company and Cowen, and (ii) letter agreement, dated as of March 3, 2016, as amended by letter dated May 10, 2016 (the "Leerink Engagement Letter"), by and between Leerink Partners LLC ("Leerink") and the Company, to provide each of Cowen and Leerink with a right of first refusal to serve as the Company's joint bookrunning managing underwriter underwriter in connection with any public offering conducted by the Company (other than an "at the market" offering) until February 26, 2018 in the case of Cowen and March 3, 2018 in the case of Leerink and (ii) the Company will seek a waiver of the right of first refusal from each of Cowen and Leerink pursuant to each respective engagement letter, prior to filing of a registration statement on Form S-1 in connection with the Offering. Notwithstanding anything in this Section to the contrary, the Company's obligation to offer a right of first refusal to Wainwright is in addition to the Company's obligation to offer each of Cowen and Leerink the right of first refusal provided in the Cowen Engagement Letter and the Leerink Engagement Letter, respectively.

B. Term and Termination of Engagement; Exclusivity.  The term of Wainwright's exclusive engagement will begin on the date hereof and end at the earlier of (i) consummation of the Offering and (ii) three (3) months following the date hereof (the "Term").  Notwithstanding the exclusive nature of Wainwright's engagement, the selling group for the Offering shall include such other agents as shall be mutually agreed upon by the Company and Wainwright.  Notwithstanding anything to the contrary contained herein, the Company has the right to terminate the Agreement for cause in compliance with FINRA Rule 5110(f)(2)(D)(ii). The exercise of such right of termination for cause eliminates the Company's obligations with respect to the provisions relating to the right of first refusal. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, right of first refusal, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, in the event that the Offering pursuant to this Agreement shall not be carried out for any reason whatsoever during the Term, the Company shall be obligated to pay to Wainwright its actual and accountable out-of-pocket expenses related to the Offering (including the fees and disbursements of Wainwright's legal counsel) incurred from the date of this Agreement to the date that it shall be determined that this Agreement shall not be carried out. During Wainwright's engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Wainwright, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of the Offering; provided, that (i) nothing in this Agreement shall prohibit the Company from continuing to sell securities under its existing "at the market" offering program until such date as shall be mutually agreed upon by the Company and Wainwright; and (ii) the Company shall be permitted to continue its ongoing discussions initated prior to the date of this Agreement, as disclosed to Wainwright prior to the date of this Agreement. Furthermore, the Company agrees that during Wainwright's engagement hereunder, all inquiries, whether direct or indirect, from prospective investors will be referred to Wainwright other than in connection with the Company's existing "at the market" offering program. Additionally, except as set forth hereunder, the Company represents, warrants and covenants that no brokerage or finder's fees or commissions are or will be payable by the Company or any subsidiary of the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other third-party with respect to any Offering.

C. Information; Reliance.  The Company shall furnish, or cause to be furnished, to Wainwright all information requested by Wainwright for the purpose of rendering services hereunder and conducting due diligence (all such information being the "Information").  In addition, the Company agrees to make available to Wainwright upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company.  The Company recognizes and confirms that Wainwright (a) will use and rely on the Information, including any documents provided to investors in the Offering (the "Offering Documents" which shall include any Purchase Agreement (as defined hereunder), and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company.  Upon reasonable request, the Company will meet with Wainwright or its representatives to discuss all information relevant for disclosure in the Offering Documents and will cooperate in any investigation undertaken by Wainwright thereof, including any document included or incorporated by reference therein.  In connection with the Offering, at the request of Wainwright, the Company shall deliver such legal letters (including, without limitation, negative assurance letters), opinions, comfort letters, officers' and secretary certificates and good standing certificates, all in form and substance satisfactory to Wainwright and its counsel as is customary for such Offering.  Wainwright shall be a third party beneficiary of any representations, warranties, covenants and closing conditions made by the Company in any Offering Documents, including representations, warranties, covenants and closing conditions made to any investor in the Offering.
D. Related Agreements.  In connection with the Offering, the Company shall enter into the following additional agreements:
1.
Underwritten Offering.  If an Offering is an underwritten Offering, the Company and Wainwright shall enter into a customary underwriting agreement in form and substance satisfactory to Wainwright and its counsel.

2.
Best Efforts Offering.  If the Offering is on a best efforts basis, the sale of Securities to the investors in the Offering will be evidenced by a purchase agreement ("Purchase Agreement") between the Company and such investors in a form reasonably satisfactory to the Company and Wainwright.  Wainwright shall be a third party beneficiary with respect to the representations and warranties included in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

3.
Escrow and Settlement.  In respect of the Offering, the Company and Wainwright shall enter into an escrow agreement with a third party escrow agent, which may also be Wainwright's clearing agent, pursuant to which Wainwright's compensation and expenses shall be paid from the gross proceeds of the Securities sold.  If the Offering is settled in whole or in part via delivery versus payment ("DVP"), Wainwright shall arrange for its clearing agent to provide the funds to facilitate such settlement. The Company shall bear the cost of the escrow agent and shall reimburse Wainwright for the actual out-of-pocket cost of such clearing agent settlement and financing, if any, which cost shall not exceed $10,000.

4.
FINRA Amendments.  Notwithstanding anything herein to the contrary, in the event that Wainwright determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting agreement) in writing upon the request of Wainwright to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company than are reflected in this Agreement.

E. Confidentiality.  In the event of the consummation or public announcement of any Offering, Wainwright shall have the right to disclose its participation in such Offering, including, without limitation, the Offering at its own cost, through "tombstone" advertisements in financial and other newspapers and journals.
F. Indemnity.
1.
In connection with the Company's engagement of Wainwright as Offering agent, the Company hereby agrees to indemnify and hold harmless Wainwright and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a "Claim"), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of Wainwright, or (B) otherwise relate to or arise out of Wainwright's activities on the Company's behalf under Wainwright's engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party; provided, that the Company has received a written undertaking of such Indemnified Person to repay to the Company the amount so advanced if it shall be determined by a court of competent jurisdiction in a final judgment that has become non-appealable that such Indemnified Person was not entitled to indemnification hereunder.  The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the fraud, gross negligence or willful misconduct by any person seeking indemnification for such Claim.  The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of Wainwright except for any Claim incurred by the Company as a result of such Indemnified Person's fraud, gross negligence or willful misconduct.

2.
The Company further agrees that it will not, without the prior written consent of Wainwright, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3.
Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel.  In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.
The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Wainwright is the Indemnified Person), the Company and Wainwright shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Wainwright on the other, in connection with Wainwright's engagement referred to above, subject to the limitation that in no event shall the amount of Wainwright's contribution to such Claim exceed the amount of fees actually received by Wainwright from the Company pursuant to Wainwright's engagement.  The Company hereby agrees that the relative benefits to the Company, on the one hand, and Wainwright on the other, with respect to Wainwright's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company pursuant to the applicable Offering (whether or not consummated) for which Wainwright is engaged to render services bears to (b) the fee paid or proposed to be paid to Wainwright in connection with such engagement.  Notwithstanding the provisions of this paragraph F.4., no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) if the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.
The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

G. Limitation of Engagement to the Company.  The Company acknowledges that Wainwright has been retained only by the Company, that Wainwright is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company's engagement of Wainwright is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Wainwright or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), employees or agents.  Unless otherwise expressly agreed in writing by Wainwright, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Wainwright, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendation or advice, written or oral, given by Wainwright to the Company in connection with Wainwright's engagement is intended solely for the benefit and use of the Company's management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.  Wainwright shall not have the authority to make any commitment binding on the Company.  The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Wainwright.

H. Limitation of Wainwright's Liability to the Company.  Wainwright and the Company further agree that neither Wainwright nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Wainwright and that are finally judicially determined to have resulted solely from the, fraud, gross negligence, or willful misconduct by Wainwright.
I. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.  Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York.  The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York.  The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York.  In the event any party to this Agreement is successful in any action, or suit arising out of or relating to this Agreement, such party shall be entitled, upon entry of the final judgment or award in connection with such action to have and recover from such other party the costs and expenses incurred in connection therewith, including its reasonable attorneys' fees.  Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Wainwright and the Company.
J. Notices.  All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to Wainwright, at the address set forth on the first page hereof, e-mail: notices@hcwco.com, Attention: Head of Investment Banking, and if sent to the Company, to the address set forth on the first page hereof, e-mail:  ejones@opgen.com Attention:  Chief Executive Officer.  Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine and notices sent by e-mail shall be deemed received as of the date and time they were sent.

K. Conflicts.  The Company acknowledges that Wainwright and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Wainwright may acquire information of interest to the Company.  Wainwright shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.
L. Anti-Money Laundering.  To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States require all financial institutions to obtain, verify and record information that identifies each person with whom they do business.  This means Wainwright must ask the Company for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that Wainwright considers appropriate to verify the Company's identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.
M. Miscellaneous.  The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.  This Agreement shall not be modified or amended except in writing signed by Wainwright and the Company.  This Agreement shall be binding upon and inure to the benefit of both Wainwright and the Company and their respective assigns, successors, and legal representatives.  This Agreement constitutes the entire agreement of Wainwright and the Company with respect to the subject matter hereof and supersedes any prior agreements with respect to the subject matter hereof.  It is hereby understood that (i) the Company shall not be obligated to pay any expenses of Wainwright under paragraph A.3. of that certain letter agreement, dated May 14, 2017 (the "Prior Engagement Letter"), entered into between the Company and Wainwright with respect to a proposed private placement offering of Securities, and (ii) Wainwright shall be entitled to payment of a tail fee under paragraph A.4. of the Prior Engagement Letter only with respect to investors who are listed on Schedule B hereto; provided that such investors have not participated in the Offering. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts (including facsimile or electronic counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
*********************

In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.
Very truly yours,
H.C. WAINWRIGHT & CO., LLC
By:  /s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer

Accepted and Agreed:
OPGEN, INC.
By:  /s/ Timothy C. Dec
Name: Timothy C. Dec
Title: Chief Financial Officer

Schedule A

Investors for which no fee is paid

jVen Capital, LLC
Merck & Co., Inc.
Any Chinese party introduced to the Company by M.S.Q. Ventures Inc., International Finance Corporation
Intermountain Healthcare
QIAGEN

or any of each respective affiliates

Schedule B

Tail Investor under Prior Engagement

AIGH
Ayrton
Bigger
Crossover HC Fund
DAFNA
Dolphin
Empery
Glen Capital
Heights
Hudson Bay
Intracoastal
Iroquois
L1
LH Financial
Lincoln Park
Pura Vida
RA CAP
Tavistock
Tekla

or any of each respective affiliates
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